Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2016 (except for the restatement described in Notes 1 and 26 and the effects thereof, as to which the date is May 23, 2016), with respect to the consolidated financial statements included in the Annual Report of Yuma Energy, Inc. on Form 10-K/A for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Yuma Energy, Inc. on Form S-3 (File No. 333-192094); on Form S-4 (File No. 333-197826); and on Forms S-8 (File No. 333-175706 and File No. 333-201210).

/s/ Grant Thornton LLP

Houston, Texas
May 23, 2016